Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact:	J. Wes Frye
Senior Vice President, Finance and Chief Financial Officer
(336) 822-5305

OLD DOMINION FREIGHT LINE REPORTS FOURTH-QUARTER EARNINGS OF $0.46 PER
DILUTED SHARE ON REVENUE OF $527.3 MILLION
 ______________________________

Fourth-Quarter Operating Ratio of 87.2%

THOMASVILLE, N.C. ─ (February 7, 2013) ─ Old Dominion Freight Line, Inc. (NASDAQ: ODFL) today announced its financial results for the three- and twelve-month periods ended December 31, 2012. Revenue increased 8.7% to $527.3 million for the fourth quarter from $485.1 million for the fourth quarter of 2011. Net income for the fourth quarter of 2012 was $39.5 million, or $0.46 per diluted share, compared with $39.9 million, or $0.46 per diluted share, for the fourth quarter of 2011. Old Dominion's operating ratio was 87.2% for the fourth quarter of 2012 compared with 86.9% for the fourth quarter of 2011. All prior-period share and per share data in this release have been adjusted to reflect the Company's September 2012 three-for-two stock split.

For 2012, revenue increased 12.1% to $2.11 billion from $1.88 billion for 2011. Net income increased 21.5% for 2012 to $169.5 million from $139.5 million for 2011, and net income per diluted share rose 20.9% to $1.97 from $1.63. The Company's operating ratio improved to 86.5% for 2012 from 87.6% for 2011.

David S. Congdon, President and Chief Executive Officer of Old Dominion, commented, “2012 turned out to be another record-breaking year for Old Dominion, as we improved our annual operating ratio to a new Company record of 86.5% and also produced over $2 billion of revenue for the first time in our Company's history. Our fourth quarter results reflect the impact of Hurricane Sandy and severe winter weather conditions, which slowed our revenue growth and increased our operating costs. We also believe political uncertainty and general concern over the “fiscal cliff” contributed to a weaker economic environment during the quarter. Despite the impact of these events, we were pleased to produce quarterly revenue growth of 8.7% and a quarterly operating ratio of 87.2%. This represented the second best fourth quarter operating ratio in our Company's history, and we believe will once again be significantly better than the industry average. While there continues to be uncertainty about the direction of the U.S. domestic economy for 2013, we are encouraged by our January results that included increases in revenue per day and weight per day above normal sequential trends.

“Our revenue growth of 8.7% for the fourth quarter, which had one additional operating day than the fourth quarter of 2011, was driven by a 5.3% increase in tonnage and a 4.5% increase in revenue per hundredweight, or 3.7% excluding fuel surcharges. Our revenue per hundredweight increased despite the negative pressure on this metric caused by the 0.1% increase in weight per shipment and 0.8% decline in length of haul. We were able to increase tonnage and pricing again in the fourth quarter of 2012 by continuing to provide shippers with an unmatched value proposition, consisting of on-time and claims-free service at a fair and equitable price. In the fourth quarter, our on-time service exceeded 99% and our cargo claims ratio improved to 0.40%.

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ODFL Reports Fourth-Quarter Financial Results
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“The Company's operating ratio increased 30 basis points to 87.2% for the fourth quarter of 2012 from a previous fourth quarter record of 86.9% in the prior year. This increase was primarily due to the 70 basis point increase in our depreciation and amortization costs, which reflects our ongoing commitment to expand capacity and provide an opportunity for future growth. Our operations continue to be highly efficient, however, and we anticipate further reductions in our operating ratio as revenue and volumes improve.

“Our capital expenditures for the fourth quarter totaled $63.5 million for a total of $373.2 million for 2012. Our total capital expenditures consisted of $143.7 million for real estate purchases and expansion projects at existing service centers, $215.5 million for the purchase of tractors, trailers and other equipment and $14.0 million for investment in technology. Despite the significance of our 2012 capital expenditures, we improved our ratio of total debt to capitalization to 19.0% at year end from 22.3% and 23.9% at September 30, 2012 and December 31, 2011, respectively. For 2013, we expect to incur capital expenditures, net of proceeds from sales, of approximately $270 million. This total consists of $95 million for real estate purchases and expansion projects, $150 million for tractors, trailers and other equipment and $25 million for technology and other assets. We expect to fund our capital expenditures for 2013 primarily with cash flow from operations."

Mr. Congdon concluded, “Old Dominion produced another record year in 2012 and is poised for strong profitable growth in 2013. We believe our success is due to the consistent execution of our promise to provide superior customer service at a fair and equitable price. Delivering on this simple promise has clearly differentiated Old Dominion in the LTL industry and we expect it will continue to drive long-term growth in our revenue, earnings and shareholder value.”

Old Dominion will hold a conference call to discuss this release today at 10:00 a.m. Eastern Standard Time. Investors will have the opportunity to listen to the conference call live over the Internet by going to www.odfl.com. Please log on at least 15 minutes early to register, download and install any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available at this website shortly after the call through February 24, 2013. A telephonic replay will also be available through February 24, 2013 at (719) 457-0820, Confirmation Number 2443579.

Forward-looking statements in this news release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties that could cause actual events and results to be materially different from those expressed or implied herein, including, but not limited to, the following: (1) the competitive environment with respect to industry capacity and pricing, including the use of fuel surcharges, such that our total overall pricing is sufficient to cover our operating expenses; (2) our ability to collect fuel surcharges and the effectiveness of those fuel surcharges in mitigating the impact of fluctuating prices for fuel and other petroleum-based products; (3) the negative impact of any unionization, or the passage of legislation or regulations that could facilitate unionization, of our employees; (4) the challenges associated with executing our growth strategy, including the inability to successfully consummate and integrate acquisitions, if any; (5) changes in our goals and strategies, which are subject to change at any time at our discretion; (6) various economic factors such as economic recessions and downturns in customers' business cycles and shipping requirements; (7) increases in driver compensation or difficulties attracting and retaining qualified drivers to meet freight demand; (8) our exposure to claims related to cargo loss and damage, property damage, personal injury, workers' compensation, long-term disability and group health, including increased premiums, adverse loss development, increased self-insured retention levels, and claims in excess of coverage levels; (9) the availability and cost of capital for our significant ongoing cash requirements; (10) the availability and cost of replacement parts and new equipment, particularly in light of regulatory changes and supply constraints impacting the cost of these assets; (11) decreases in demand for, and the value of, used equipment; (12) the availability and cost of diesel fuel; (13) the costs and potential liabilities related to compliance with, or violations of, existing or future governmental laws and regulations, including environmental laws, engine emissions standards, hours-of-service for our drivers, driver fitness requirements and new safety standards for drivers and equipment; (14) the costs and potential adverse impact of non-compliance with rules issued by the Federal Motor Carrier Safety Administration; (15) seasonal trends in the industry, including the possibility of harsh weather conditions; (16) our dependence on key employees; (17) the concentration of our stock ownership with the Congdon family; (18) the costs and potential adverse impact associated with potential future changes in accounting standards or practices; (19) the impact caused by potential disruptions to our information technology systems or our service center network; (20) dilution to existing shareholders caused by any issuance of additional equity; and (21) other risks and uncertainties indicated from time to time in our filings with the Securities and Exchange Commission. Our forward-looking statements are based upon our beliefs and assumptions using information available at the time the statements are made. We caution the reader not to place undue reliance on our forward-looking statements (i) as these statements are neither a prediction nor a guarantee of future events or circumstances and (ii) the assumptions, beliefs, expectations and projections about future events may differ materially from actual results. We undertake no obligation to publicly update any forward-looking statement to reflect developments occurring after the statement is made, except as otherwise required by law.

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Old Dominion Freight Line, Inc. is a leading, less-than-truckload (“LTL”), union-free motor carrier providing regional, inter-regional and national LTL service and value-added logistics services. In addition to its core LTL services, the Company offers its customers a broad range of logistics services including ground and air expedited transportation, supply chain consulting, transportation management, truckload brokerage, container delivery and warehousing services, as well as consumer household pickup and delivery services. Through marketing and carrier relationships, the Company also offers door-to-door international freight services to and from all of North America, Central America, South America and the Far East.

OLD DOMINION FREIGHT LINE, INC.
Financial Highlights
(In thousands, except per share amounts)

	Three Months Ended			Twelve Months Ended
	December		%	December		%
	2012	2011	Chg.	2012	2011	Chg.
Revenue	$527,345	$485,132	8.7%	$2,110,483	$1,882,541	12.1%
Operating income	$67,516	$63,312	6.6%	$285,254	$234,072	21.9%
Operating ratio	87.2%	86.9%		86.5%	87.6%
Net income	$39,481	$39,883	(1.0)%	$169,452	$139,470	21.5%
Basic and diluted earnings per share	$0.46	$0.46	—%	$1.97	$1.63	20.9%
Basic and diluted weighted average shares outstanding	86,165	86,165	—%	86,165	85,720	0.5%

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OLD DOMINION FREIGHT LINE, INC.
Statements of Operations

	Fourth Quarter				Year To Date
(In thousands, except per share amounts)	2012		2011		2012		2011

Revenue	$527,345	100.0%	$485,132	100.0%	$2,110,483	100.0%	$1,882,541	100.0%

Operating expenses:
Salaries, wages & benefits	269,153	51.0%	248,048	51.1%	1,066,551	50.5%	956,079	50.8%
Operating supplies & expenses	95,895	18.2%	90,435	18.6%	378,534	17.9%	355,186	18.9%
General supplies & expenses	14,312	2.7%	12,485	2.6%	58,908	2.8%	49,900	2.6%
Operating taxes & licenses	16,843	3.2%	15,737	3.2%	67,526	3.2%	63,284	3.4%
Insurance & claims	6,010	1.1%	4,818	1.0%	29,681	1.4%	27,693	1.5%
Communications & utilities	5,424	1.0%	4,603	1.0%	19,980	1.0%	18,104	1.0%
Depreciation & amortization	29,948	5.7%	24,290	5.0%	110,743	5.3%	90,820	4.8%
Purchased transportation	17,316	3.3%	15,561	3.2%	70,426	3.3%	63,257	3.4%
Building and office equipment rents	3,396	0.7%	3,390	0.7%	13,514	0.6%	13,689	0.7%
Miscellaneous expenses, net	1,532	0.3%	2,453	0.5%	9,366	0.5%	10,457	0.5%

Total operating expenses	459,829	87.2%	421,820	86.9%	1,825,229	86.5%	1,648,469	87.6%

Operating income	67,516	12.8%	63,312	13.1%	285,254	13.5%	234,072	12.4%

Non-operating expense (income):
Interest expense	2,755	0.5%	3,330	0.7%	11,541	0.6%	14,067	0.7%
Interest income	(6)	(0.0)%	(144)	(0.0)%	(113)	(0.0)%	(180)	(0.0)%
Other expense (income), net	488	0.1%	(521)	(0.1)%	728	0.0%	101	0.0%

Income before income taxes	64,279	12.2%	60,647	12.5%	273,098	12.9%	220,084	11.7%

Provision for income taxes	24,798	4.7%	20,764	4.3%	103,646	4.9%	80,614	4.3%

Net income	$39,481	7.5%	$39,883	8.2%	$169,452	8.0%	$139,470	7.4%

Earnings per share:
Basic and Diluted	$0.46		$0.46		$1.97		$1.63

Weighted average outstanding shares:
Basic and Diluted	86,165		86,165		86,165		85,720

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OLD DOMINION FREIGHT LINE, INC.
Operating Statistics

	Fourth Quarter			Year to Date
	2012	2011	% Chg.	2012	2011	% Chg.

Work days	63	62	1.6%	254	254	—%
Operating ratio	87.2%	86.9%	0.3%	86.5%	87.6%	(1.3)%
Intercity miles (1)	104,238	99,782	4.5%	420,214	389,588	7.9%
Total tons (1)	1,682	1,598	5.3%	6,875	6,397	7.5%
Total shipments (1)	1,894	1,802	5.1%	7,765	7,256	7.0%
Revenue per intercity mile	$5.06	$4.86	4.1%	$5.02	$4.83	3.9%
Revenue per hundredweight (2)	$15.67	$15.00	4.5%	$15.35	$14.72	4.3%
Revenue per hundredweight excluding fuel surcharges (2)	$13.02	$12.55	3.7%	$12.79	$12.31	3.9%
Revenue per shipment (2)	$278.40	$266.05	4.6%	$271.82	$259.50	4.7%
Revenue per shipment excluding fuel surcharges (2)	$231.27	$222.63	3.9%	$226.50	$217.04	4.4%
Weight per shipment (lbs.)	1,776	1,774	0.1%	1,771	1,763	0.5%
Average length of haul (miles)	938	946	(0.8)%	941	952	(1.2)%

(1) -	In thousands
(2) -	For statistical purposes only, revenue does not include adjustments for undelivered freight required for financial statement purposes in accordance with the Company's revenue recognition policy.

OLD DOMINION FREIGHT LINE, INC.
Balance Sheets

	December 31,	December 31,
(In thousands)	2012	2011

Cash and cash equivalents	$12,857	$75,850
Other current assets	262,171	256,002
Total current assets	275,028	331,852
Net property and equipment	1,379,305	1,126,950
Other assets	58,181	54,272
Total assets	$1,712,514	$1,513,074

Current maturities of long-term debt	$38,978	$39,354
Other current liabilities	186,161	165,456
Total current liabilities	225,139	204,810
Long-term debt	201,429	229,831
Other non-current liabilities	259,977	221,914
Total liabilities	686,545	656,555
Equity	1,025,969	856,519
Total liabilities & equity	$1,712,514	$1,513,074
Note: The financial and operating statistics in this release are unaudited.

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